Exhibit 99.2

IMAC Initiates Sale of BioFirma Subsidiary

IMAC Will Retain Long-Term Supply Agreement at Discount

BRENTWOOD, Tenn., Nov. 12, 2019 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (IMAC) (the “Company” or “IMAC”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, today announced it has entered into an agreement for the sale of its BioFirma subsidiary to Self Care Regeneration LLC for proceeds to the Company of $320,800, plus reimbursement of certain expenses at closing.

In the deal, IMAC will continue to receive a supply of BioFirma’s NeoCyte® regenerative medicine products for its rehabilitation clinics at a deeply discounted price. In addition, Ian White, Ph.D., will change his role from chief scientific officer at IMAC to an external scientific advisor. The Company expects the transaction to close within 60 days.

“The sale of BioFirma represents a new opportunity for us to allocate our resources more strategically. It allows us to continue to utilize the NeoCyte products in our clinics without the additional overhead of maintaining a separate subsidiary to procure them. We see this as a win-win for all involved,” said Jeff Ervin, chief executive officer of IMAC. “Dr. White was instrumental as founder of and building value in BioFirma and we want to take this moment to thank him for his service to the Company. IMAC is excited to retain his experience in the form of a scientific advisor for our continued proprietary advancements, while exploring an expanded partnership with Self Care in future developments.”

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions. It owns or manages 14 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

# # #

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. More information about IMAC Holdings, Inc. is available at www.imacregeneration.com IMAC

Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investors

Bret Shapiro

(516) 222-2560

brets@coreir.com